Exhibit 99.1

Trinity Capital Inc. Originates $831 Million in New Commitments in 2023

Trinity Capital sets a record with $642 million of funded investments in 2023

PHOENIX, January 8, 2024 – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, today announced certain highlights for the quarter and year ended December 31, 2023. Trinity originated $340.7 million of total new commitments in the fourth quarter, bringing total new commitments for the year ended December 31, 2023, to $830.7 million. Additionally, Trinity funded a record $641.8 million of investments in 2023.

“We are delighted to announce a remarkable 2023 marked by strong originations and record fundings, a testament to our discipline underwriting,” said Kyle Brown, Chief Executive Officer of Trinity Capital. “Our exceptional relationships with portfolio companies and industry partners, coupled with a great team and culture, have been pivotal in achieving this performance, which translates to accretive returns for our shareholders.”

For more information on Trinity’s 2023 highlights, please visit the Company’s website at https://trinitycap.com/year-end-2023/.

2023 Portfolio Update

Originations and Repayments

During the quarter ended December 31, 2023, the Company originated approximately $340.7 million of total new commitments, which was comprised of $140.3 million in secured loans, $200.0 million in equipment financings and $0.4 million in equity investments. Fourth quarter investments funded totaled approximately $267.4 million, which was comprised of $126.5 million in secured loans, $136.9 million in equipment financings and $4.0 million in warrant and equity investments. During the fourth quarter, the Company funded $220.0 million to 6 new portfolio companies, $47.1 million to 10 existing portfolio companies and $0.3 million of investments in the JV. Proceeds received from repayments of the Company’s debt investments during the fourth quarter totaled approximately $108.4 million, which included $42.9 million from early debt repayments and refinancings, $40.9 million from normal amortization and $24.6 million from investments sold to the JV. Net portfolio growth from investment activity for the quarter was approximately $159.0 million. Total assets under management as of December 31, 2023, was over $1 billion.

During the year ended December 31, 2023, Trinity originated approximately $830.7 million of total new commitments, which was comprised of $505.7 million in secured loans, $317.0 million in equipment financings and $8.0 million in equity investments. Annual investments funded totaled approximately $641.8 million, which was comprised of $412.1 million in secured loans, $211.0 million in equipment financings and $18.7 million in warrant and equity investments. During the year ended December 31, 2023, the Company funded $403.4 million to 17 new portfolio companies, $227.4 million to 23 existing portfolio companies and $11.0 million of investments in the JV. Proceeds received from repayments of the Company’s debt investments during the year totaled approximately $471.4 million, which included $170.8 from early debt repayments and refinancings, $159.0 million from investments sold to the JV and $141.6 million from normal amortization. Net portfolio growth from investment activity for the year ended December 31, 2023 was approximately $170.4 million.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth-stage companies. For more information, please visit the Company’s website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Ben Malcolmson

Director of Investor Relations

Trinity Capital Inc.

ir@trincapinvestment.com